NEWS

For Release: May 1, 2012

Charter Names John Bickham Chief Operating Officer

Provides operating strength as Charter focuses on improving fundamentals

St. Louis, MO - Charter Communications, Inc. (NASDAQ: CHTR) announced today that John Bickham joined the Company effective April 30, 2012 as Chief Operating Officer. In his new position, Mr. Bickham will be responsible for managing operations across Charter's footprint.

A 26-year veteran of the cable industry, Mr. Bickham most recently served as President of Cable and Communications for Cablevision.

“John knows this industry well, and appreciates what it takes to run operations most effectively,” said Tom Rutledge, Charter's President and Chief Executive Officer. “We've worked together for many years and I'm confident in his ability to help this organization achieve its full potential.”

Prior to joining Cablevision in 2004, Mr. Bickham was Exective Vice President for Time Warner Cable with corporate responsibility for a number of large markets. In 1986 Mr. Bickham was a founding executive of KBLCOM, a cable company that partnered with ATC and owned cable systems with 1,700,000 customers. His tenure with KBLCOM ended in 1995 as President and Chief Operating Officer.

Mr. Bickham serves on the Cable Center Board and was honored with the industry's Vanguard Award for Cable Operations Management in 2007. He received his bachelor's degree in electrical engineering from Texas A&I University.

About Charter

Charter (NASDAQ: CHTR) is a leading broadband communications company and the fourth-largest cable operator in the United States. Charter provides a full range of advanced broadband services, including advanced Charter TV® video entertainment programming, Charter Internet® access, and Charter Phone®. Charter Business® similarly provides scalable, tailored, and cost-effective broadband communications solutions to business organizations, such as business-to-business Internet access, data networking, business telephone, video and music entertainment services, and wireless backhaul. Charter's advertising sales and production services are sold under the Charter Media® brand. More information about Charter can be found at charter.com.

###

Media:	Analysts:
Anita Lamont	Robin Gutzler
314-543-2215	314-543-2389